May 19 2006

Sarah Ann Davies
Hollybush Cottages
Bendish
Whitwell
Hertfordshire
SG4 8JB
United Kingdom

Dear Ms Davies,

Re: Aspen Insurance Holdings Limited (the "Company") 2003 Share Incentive Plan (the "Plan")

We refer to the Plan and the terms of the nonqualified share option agreement entered into by you and the Company on 20 August 2003 (the "Option Agreement"). We also refer to the compromise agreement entered into between you, the Company and Aspen Insurance UK Services Limited ("Aspen UK") on or about the date hereof (the "Compromise Agreement").

This letter is delivered to you pursuant to the terms of clause 4A of the Compromise Agreement and is provided by the Company acting through the Committee in accordance with section 4(b) of the Plan.

Capitalised terms used in this letter and not otherwise defined herein shall have the meaning given to them in the Option Agreement or the Plan.

Section 2(d) of the Option Agreement provides that, in the event that your employment with the Company is terminated for any reason, the Options shall, to the extent not then vested, be cancelled by the Company and the Vested Portion of the Options shall become exercisable for the period set forth in section 3(a) of the Option Agreement.

We hereby confirm that provided that:

(a)	your employment as Chief Operating Officer of Aspen UK and the Company ends on 31 May 2006; and

(b)	you enter into a service agreement (with effect from 1 June 2006) in the terms set out in Appendix B to the Compromise Agreement (the "New Service Agreement"); and

(c)	you do not give notice of termination of the New Service Agreement to Aspen UK or the Company prior to 30 September 2006,

your Options shall be treated as follows:

(i)	the Shares underlying the Time Option that remain unvested at the date of this letter (being 41,202 Shares) shall vest and become exercisable on 31 December 2006; and

(ii)	the Shares underlying the Performance-Accelerated Option that remain unvested at the date of this letter (being 67,413 Shares) shall continue to vest and become exercisable in accordance with the provisions of clause 2(b) of the Option Agreement.

Further, we confirm that in the event that your employment with the Company is terminated by you or the Company for any reason at any time on or after 1 October 2006, the provisions of clauses 2(d) and 3(a)(ii) to 3(a)(v) of the Option Agreement shall not apply, such that you shall be entitled:

(a)	to exercise all or any part of the Vested Portion of the Options; and

(b)	in the case of any Shares underlying the Performance-Accelerated Option that vest and become exercisable following such termination, to exercise the Option over such Shares,

at any time prior to the earliest to occur of the events listed in clauses 3(a)(i) and 3(a)(vi) of the Option Agreement only.

Please acknowledge the terms of this letter by countersigning below.

This letter shall be governed by and construed in accordance with the laws of Bermuda.

Yours sincerely,

/s/ Christopher O'Kane

for and on behalf of

Aspen Insurance Holdings Limited

Acknowledged by:

/s/ Sarah Ann Davies

Sarah Ann Davies